SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   March 5, 2010

BALQON CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation)	000-52337 (Commission File Number)	33-0989901 (IRS Employer Identification No.)

1420 240th Street, Harbor City, California	90710
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (714) 836-6342

Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02.                      UNREGISTERED SALES OF EQUITY SECURITIES .

Between February 5, 2010 and March 5, 2010, Balqon Corporation (“Balqon”) entered into agreements with five accredited investors for the sale of $675,000 of 10% Unsecured Subordinated Convertible Promissory Notes (the “Notes”) which are initially convertible into an aggregate of 899,997 shares of its common stock at an initial conversion price of $0.75 per share, subject to adjustment.  In addition to the Notes, Balqon also issued three-year warrants to purchase an aggregate of 899,997 shares of its common stock at an initial exercise price of $0.50 per share, subject to adjustment.  The aggregate gross proceeds of $675,000 are allocated to working capital.

On February 2, 2010, Balqon issued 200,000 shares of its common stock to an accredited investor in consideration of consulting services to be rendered.

On February 8, 2010, in connection with the sale of certain of the Notes, Balqon issued a three year warrant to  purchase 10,666 shares of its common stock to an accredited investor in consideration of finder services rendered.

The issuances of Balqon’s securities described above were made in reliance upon the exemption from registration available under Section 4(2) of the Securities Act, among others, as transactions not involving a public offering. This exemption was claimed on the basis that these transactions did not involve any public offering and the purchasers in each offering were accredited or sophisticated and had sufficient access to the kind of information registration would provide. In each case, appropriate investment representations were obtained and certificates representing the securities were issued with restrictive legends. Each investor was given adequate access to sufficient information about Balqon to make an informed investment decision.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALQON CORPORATION

Date: March 11, 2010	By:	/s/ BALWINDER SAMRA
Balwinder Samra, President and
Chief Executive Officer

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